UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2019

LILIS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Main St, Suite 700
Fort Worth, TX 76102
(Address of principal executive office, including zip code)
(817) 585-9001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

å	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
å	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
å	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
å	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Securities registered pursuant to Section 12(b) of the Act

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	LLEX	NYSE American

Item 1.01     Entry into a Material Definitive Agreement.

On December 16, 2019, Lilis Energy, Inc. (the “Company”) entered into a Sixth Amendment (the “Sixth Amendment”) to the Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of October 10, 2018 (as amended, the “Revolving Credit Agreement”) among the Company, certain subsidiaries of the Company, as guarantors, the lenders party thereto, and BMO Harris Bank N.A., as administrative agent. The Sixth Amendment provides that the semi-annual redetermination of the borrowing base under the Revolving Credit Facility previously scheduled to occur on or about December 16, 2019 (the “Fall 2019 Scheduled Redetermination”) will instead occur on or about January 14, 2020. Additionally, among other matters, the Sixth Amendment provides that, if any borrowing base deficiency exists as a result of the Fall 2019 Scheduled Redetermination, the date on which the initial payment is due to cure such deficiency is the first business day after such deficiency, rather than 30 days after such deficiency.

As previously disclosed, the Company currently is fully drawn against the existing $115 million borrowing base under the Revolving Credit Agreement, and under the Revolving Credit Agreement, a borrowing base deficiency will occur if the amounts outstanding under the Revolving Credit Agreement exceed the borrowing base then in effect.

The foregoing description of the terms of the Sixth Amendment is not complete and is qualified in its entirety by reference to the full copy of the Sixth Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1*	Sixth Amendment to Second Amended and Restated Credit Agreement dated December 16, 2019

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2019	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Joseph C. Daches
Chief Executive Officer, President, and Chief Financial Officer